Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-198107), the Registration Statement on Form S-8 (No. 333-198109) pertaining to the Stock Option Plan and Equity Incentive Plan of Celsus Therapeutics PLC and the Registration Statements on Post-Effective Amendments to Form F-1 on Form F-3 (Nos. 333-185247, 333-187826 and 333-191880) of our report dated February 11, 2015, with respect to the consolidated financial statements of Celsus Therapeutics PLC in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
February 11, 2015	A Member of EY Global